[Elk / Ameritrans Letterhead]

October 15, 2008

Medallion Bank

1100 East 6600 South, Suite 510

Salt Lake City, Utah 84121

Attention: John Taggart

Medallion Financial Corp.

437 Madison Avenue

New York, NY 10022

Attention: General Counsel

Re:

Letter Agreement to Extend Closing Date

Ladies and Gentlemen:

Reference is hereby made to that certain Loan Portfolio Sale and Purchase Agreement, dated as of July 16, 2008 (the “Purchase Agreement”), by and among Ameritrans Capital Corporation (“Ameritrans”), Elk Associates Funding Corporation (“Seller”), Medallion Financial Corp. (“MFC”) and Medallion Bank (“Buyer”, and together with Ameritrans, Seller and MFC, the “Parties”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

In accordance with Section 9.6 of the Purchase Agreement, the Parties hereby agree as follows:

1.

Section 6.2.1(d) of the Purchase Agreement shall be deleted in its entirety and replaced with the following words, effective as of the date hereof:

“(d)

subject to Section 7.1, (i) by Buyer if any of the conditions of Section 6.1.1 and 6.1.2 have not been satisfied on or before October 17, 2008 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition in writing on or before such time; or (ii) by Seller if any of the conditions of Sections 6.1.1 and 6.1.3 have not been satisfied on or before October 17, 2008 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition in writing on or before such time; or”.

2.

All of the terms and provisions of the Purchase Agreement, other than as amended hereby, are confirmed and remain in full force and effect as of the date hereof.

3.

This letter agreement shall be construed, and the rights and obligations of the Parties under this letter agreement shall be determined, in accordance with the substantive laws of the State of New York applicable to contracts to be performed entirely within the State of New York

LEGAL_US_E # 81210308.1

as though this letter agreement were to be wholly performed within the State of New York and as though all persons who are Parties were domiciliaries of the State of New York.

Please signify your agreement with the foregoing by executing a copy of this letter agreement where indicated below.

SELLER: ELK ASSOCIATES FUNDING CORPORATION By:/s/ Gary C. Granoff Name: Gary C. Granoff Title: President

AMERITRANS: AMERITRANS CAPITAL CORPORATION By: /s/ Michael Feinsod Name: Michael Feinsod Title: President and CEO

[Signatures of Buyer Parties on Following Page]

LEGAL_US_E # 81210308.1

Agreed to as of the date of this letter agreement:
BUYER: MEDALLION BANK By: /s/John M. Taggart________________ Name: John M. Taggart Title: President/CEO

MFC: MEDALLION FINANCIAL CORP. By: /s/ Alvin Murstein_________________________ Name: Alvin Murstein Title: Chairman and Chief Executive Officer

LEGAL_US_E # 81210308.1

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